Exhibit 1.01

Briggs & Stratton Corporation
Conflict Minerals Report
For the Year Ended December 31, 2018

Section 1: Introduction
This is the Conflict Minerals Report (the “Report”) of Briggs & Stratton Corporation (the “Company”) for the year ended December 31, 2018 in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 (“Rule 13p-1”). Rule 13p-1 imposes reporting requirements on registrants who manufacture, or contract to manufacture, products that contain conflict minerals that are necessary to the functionality or production of the products. Conflict minerals are defined to include columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (collectively, “3TG”).
The Company is focused on providing power to get work done and make people's lives better. The Company is a U.S. based producer of gasoline engines and outdoor power equipment. The Company’s Engines segment sells engines worldwide, primarily to original equipment manufacturers ("OEMs") of lawn and garden equipment and other gasoline engine powered equipment. The Company also sells related service parts and accessories for its engines. The Company’s Products segment designs, manufactures and markets a wide range of outdoor power equipment, job site products, and related accessories.
Section 2: Reasonable Country of Origin Inquiry and Due Diligence Framework
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, the Company undertook a reasonable country of origin inquiry and due diligence efforts to determine whether the 3TG in the products it manufactures, or contracts to manufacture, that are necessary to the functionality or production of the products, originated in the Democratic Republic of the Congo or an adjoining country (the “DRC” or the “Covered Countries”) or are from recycled or scrap sources.
As part of its reasonable country of origin inquiry, the Company assessed its supply chain to determine which suppliers it believed represented a risk of supplying parts or components that may contain 3TG from one or more of the Covered Countries. The Company then conducted a survey based on the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”) of the suppliers identified during the assessment of the Company’s supply chain, as discussed in this Report. The Company designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework set forth in the Organisation for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”) and related supplements for each of the conflict minerals.

Section 3: Due Diligence Measures Undertaken
The Company’s due diligence efforts for 2018, which included the five steps of the OECD Framework, are set forth below:
Step 1: Establish Strong Company Management Systems

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Maintained a conflict minerals group and governance structure, which defines the individuals and functional areas, including executive level support, involved in governing the Company’s conflict minerals program, and sets forth specific roles and responsibilities for those involved in governing the program. The primary responsibilities of the conflict minerals group include reviewing and approving the due diligence measures undertaken to comply with Rule 13p-1 and overseeing the preparation of Form SD and this Report.

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Maintained a policy statement with respect to sourcing conflict minerals from the DRC. The policy states that the Company is committed to sourcing parts, components and materials from suppliers that conduct business with a high degree of integrity and in a socially and environmentally responsible manner, that suppliers must provide the Company with completed conflict minerals declarations annually and cooperate with any other due diligence that may be necessary in connection with its compliance efforts, and that the Company may stop doing business with any supplier that fails to comply with the policy. The policy statement is posted on the Company’s website at http://www.basco.com/For%20Suppliers/.

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Provided further communications and training about the Company’s conflict minerals policy statement, Supplier Code of Conduct and the terms and conditions of its purchasing contracts to address due diligence requirements regarding conflict minerals to existing suppliers and Company employees, notified new suppliers of the Company’s conflict minerals policy statement, and maintained a grievance mechanism to enable reporting of grievances.

•	Retained conflict minerals program documentation in accordance with the Company’s existing corporate retention policy and procedures.

Step 2: Identify and Assess Risk in the Supply Chain

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Conducted a survey based on the RMI’s CMRT with the suppliers identified during the assessment of the Company’s supply chain and reasonable country of origin inquiry that the Company believed represented a risk of supplying parts or components that may contain 3TG from one or more of the Covered Countries.

•	The returned survey responses were reviewed and recorded. Based on responses, certain suppliers were subject to follow up for clarification and requests for additional information.

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Requested certifications from suppliers affirming that the information contained in the supply chain survey was accurate and that the supplier will comply with the Company’s Supplier Code of Conduct, as well as its conflict minerals policy statement, and the terms and conditions set forth in its purchase contracts.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

•	A summary was prepared on a periodic basis stating the results of the risk assessment process and the procedures performed.

•	Suppliers who did not respond, or who provided incomplete or inconsistent responses, were flagged for additional follow up and clarification.

Step 4: Third-Party Audit of Smelters/Refiners’ Due Diligence Practices
The Company is a downstream consumer of 3TG and is many steps removed from smelters and refiners who provide minerals and ore. The Company does not purchase raw ore or unrefined 3TG, and does not, to the best of its knowledge, directly purchase these minerals from any of the Covered Countries. Therefore, the Company does not perform or direct audits of smelters and refiners within its supply chain.
Step 5: Report Annually on Supply Chain Due Diligence
This Report and the associated Form SD, which were filed with the SEC, are also available on the Company’s website at http://www.basco.com/For%20Suppliers/.
Section 4: Determination
For purposes of this Report, the Company grouped its products into the following categories: engines and outdoor power equipment including lawn and garden products, generators, cleaning systems, snow throwers and high quality towable light towers, industrial heaters, and related service parts and accessories. On the basis of the due diligence measures described above, the Company does not have sufficient information from its suppliers or other sources to make a determination regarding the origin of all 3TG in the Company’s products, as well as whether the 3TG was from recycled or scrap sources.
Further, based on the due diligence procedures performed, the Company is unable to determine all facilities used to process the 3TG or their country of origin. The Company’s efforts to determine the mine(s) or location of origin with the greatest possible specificity included the use of the due diligence measures described above.

Section 5: Steps to Improve Efforts to Mitigate Risk
The Company intends to take the following steps to improve the number and quality of supplier responses in the next compliance period and to mitigate any risk that the 3TG used in the Company’s products may benefit armed groups:

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Validate the list of suppliers contacted in the annual survey to ensure that surveys are being sent to those suppliers that represent a risk of supplying parts or components that may contain 3TG from one or more of the Covered Countries, and add relevant new items to the survey, if necessary.

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Conduct ongoing communication and training with suppliers and relevant employees related to the responsibilities and expectations of the Company’s conflict minerals policy statement and procedures. Contact suppliers that have been flagged for additional follow-up and clarification.

•	Require that suppliers disclose smelters of 3TG used in their own supply chains.

•	Require that suppliers submit responses based on the most current CMRT form and smelter database.

•	Continue assessing and responding to supply chain risks, including supplier adherence to Company policies.

Section 6: Independent Audit
For 2018, pursuant to SEC rules and related guidance, an independent private sector audit of this Report was not required.